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                                                                    Exhibit 4.25


                                 LABOR CONTRACT






                PARTY A: CHINA FINANCE ONLINE (BEIJING) CO. LTD.


                                PARTY B: Wang Jun


                               DATE: May 24, 2006


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                       [Translated from Chinese original]

This Contract is entered into by the following two parties on May 24, 2006:

PARTY A:
China Finance Online (Beijing) Co. Ltd. ("Party A" hereafter), a company duly organized and registered and validly existing in the People's Republic of China. Party A is also referred to as "Company".

PARTY B:
Wang Jun ("CFO" hereafter), citizen of the People's Republic of China (ID certificate number:[------------], address: [Tower B, No. 3, East Third Ring North Road, Chaoyang District, Beijing]).

Pursuant to the Labor Law of the People's Republic of China and other applicable laws and regulations and upon consultation in the spirit of equality and free will, Party A and Party B hereby enter into this Contract providing for Party A's employment of Party B as a contract-based executive-level manager.

1.   CHAPTER ONE CONTRACT TERM

1.1 Party A and Party B agree that the term of this Contract shall be as follows:

     (a)  Fixed Term: Two years, from May 25, 2006 to May 23, 2008

1.2 If it is the Parties' intention to continue performance under this Contract, either Party may inform the other of its or his intention to renew the Contract Term by a 30- day notice prior to the expiration of the Term.

2.   CHAPTER TWO JOB RESPONSIBILITIES

2.1 The Company hereby employs Mr. Wang Jun to serve as the Company's CFO in consideration of its business needs. The scope and responsibilities of the CFO job include the following:

     (a) To formulate and implement relevant policies, procedures and strategies to ensure the realization of the Company's financial strategy;

     (b)  To establish a strong financial system and strict internal control;

     (c) To supervise all financial activities to ensure their compliance with Chinese law and the Company's policy;

     (d)  To be responsible for timely submitting accurate financial reports;

     (e) To establish and direct a mechanism for solving financial problems and to timely solve financial problems;

     (f) To establish and direct a mechanism for reducing costs and increasing efficiency;

     (g)  To be responsible for the Company's financial planning;

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     (h)  To participate in business development and strategic planning;

     (i) To propose investment policies, and manage investment and transactions in accordance with approved investment guide and implementation strategy;

     (j) To carry out strategic acquisition, capital management, listing etc. pursuant to the requirements of the Board of Directors;

     (k) To provide comments to Senior Management of the Company and the Board of Directors on financial issues of the Company;

     (l)  Other responsibilities stipulated by the Board of Directors.

2.2 The CFO shall perform his duties diligently and competently pursuant to the requirements for the position.

3.   CHAPTER THREE COMPENSATIONS AND STOCKS OPTIONS

3.1 The salary of the CFO shall be fifty thousand yuan (RMB50,000) per month (before tax).

3.2 The pay day of the Company will be between the first and the fifth days of each month and, if such days are during a holiday period, then the pay day will be the first working day after the holiday period.

3.3 The Company's employees shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall withhold a corresponding amount from the monthly salary of each employee and pay that amount on behalf of the employee to the relevant tax agency.

3.4 In addition to what is provided for under the foregoing Article 3.3, the Company shall have the right to make other deductions from the employees' salaries in accordance with laws and regulations of the State.

3.5 Party B's compensations also include stock options, which will be spelled out in more details by the Compensation Committee of the company.

4.   CHAPTER FOUR REWARDS AND PENALTIES

4.1 The CFO shall abide by various rules and regulations stipulated by the Company under the law.

4.2 Without prior written consent of the Company, the CFO shall not accept money, gifts or any other kinds of benefits from any customer, collaborating company or other related company.

4.3 The CFO shall serve the Company faithfully and competently and the Company will not permit the CFO to engage in any other job on part-time basis during the term of employment.
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4.4  The Company shall impose penalties on the CFO pursuant to regulations of the Company, if the CFO violates the Company's rules or regulations.

5.   CHAPTER FIVE CONFIDENTIALITY AND NON-COMPETITION

5.1 The CFO shall safeguard the intellectual property rights and secrets of the Company, abide by relevant confidentiality agreements to which the Company is a party regarding manufacturing technologies, marketing, and unpatented technologies, and shall not engage in any business or activity that competes against the business of the Company. Specific obligations are set forth in a separate Intellectual Property, Confidentiality and Non-Competition Agreement between the Parties.

6.   CHAPTER SIX AMENDMENT, RESCISSION, AND TERMINATION

6.1 If Party B is derelict of his duties or has committed any gross errors on the job, including without limitation violating the Intellectual Property, Confidentiality and Non-Competition Agreement between the Parties or laws or regulations of the State, and impairing shareholders' rights or interests, the Company shall have the right to rescind this Labor Contract immediately and shall only have to pay Party B the salary for the current month without any other compensation. And for the stock options owned by Party B in accordance with Article 3.5 herein, the unfixed options shall be returned to the Company.

6.2 If Party B seeks to rescind this Contract before the end of the Contract Term for personal reasons, Party B shall notify the Company in writing thirty (30) days in advance, and the Company shall pay Party B the salary for the current month without any other compensation. And for the stock options owned by Party B in accordance with Article 3.5 herein, the unfixed options shall be returned to the Company.

6.3 During Party B's term of employment, if the Company deems that the CFO has failed to reach the expected target or achieve the expected results, the Company has the right to rescind this Labor Contract; however, the Company shall notify Party B in writing thirty (30) days in advance and shall pay Party B three months' salary as compensation. And for the stock options owned by Party B in accordance with Article 3.5 herein, the unfixed options shall be returned to the Company.

6.4 If the Company proposes any amendment to certain provisions of this Contract due to any change in the objective conditions upon which this Contract is premised, or if the CFO proposes any amendment for personal reasons, the proposing Party shall notify the other Party in writing thirty
     (30) days in advance, and the Contract may be amended accordingly after both Parties agree to the proposed amendments upon consultation.

6.5  The CFO may not rescind this Contract pursuant to the foregoing Article

6.4 before all his liabilities for breach under this Contract and the Intellectual Property, Confidentiality and Non-Competition Agreement have been cleared.

6.6 The employment relationship between the Company and the CFO shall be terminated upon expiration of the Term of this Labor Contract. When this Contract is rescinded or terminated, Party B shall properly hand over his work to Party A. All office supplies,
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     equipment, facilities and documents that Party B used or handled while working for Party A shall be delivered in good condition to Party A's takeover person. Otherwise, Party A shall have the right to refuse to proceed with relevant procedures, hold Party B liable for breach pursuant to the terms of the Contract, and may claim liquidated damages from Party B.

6.7 Regardless of the reasons for his leaving the Company, Party B shall not defame or sue the Company, raid the Company for employees, or engage in any business or activity that competes against the Company's business except if the Company has committed tax evasion or has otherwise violated the law in its business operations.

6.8 Upon rescission or termination of this Contract, the Company shall complete the procedures for rescinding or terminating the Labor Contract within the stipulated time period, unless otherwise agreed upon in this Contract.

7.   CHAPTER SEVEN LIABILITY FOR BREACH

7.1 Under either of the following circumstances, the Party in question shall be liable for breach of the Contract:

     (a) The Company violates the provisions of this Contract and unilaterally rescinds this Contract, unless otherwise provided for in this Contract;

     (b)  The CFO quits his job without the Company's consent.

7.2 Either Party in breach of this Contract shall pay to the other Party liquidated damages. The standard liquidated damages shall be twice the salary Party B actually received for the month prior to the date of the breach.

7.3 If the liquidated damages provided for under the foregoing Article 7.2 is not enough to cover the losses of the other Party, then the breaching Party shall compensate the other Party for the actual losses caused by the breach.

7.4 The CFO warrants (1) that all the relevant information he provides to the company, including without limitation information about his identification, address, education, work experiences and professional skills, are true; (2) that, in working for the Company and entering into this Labor Contract with the Company, the CFO has not violated any agreement on confidentiality or non-competition he entered into with his previous employers or any other company or individual. If the CFO breaches this warranty, the Company has the right to rescind this Contract and demand that the CFO compensate the Company for any losses resulting from the breach.

8.   CHAPTER MISCELLANEOUS

8.1 The Employee Handbook and other rules and regulations of the Company are part of this Labor Contract.

8.2 This Contract has two counterparts, one for the Company, one for the employee. This Contract shall become effective upon execution by both Parties. Both counterparts shall have equal legal effect.
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8.3  If any of the provisions of this Contract conflicts with laws and regulations of the State, the laws and regulations of the State shall prevail.


IN WITNESS WHEREOF, the Parties have executed this Labor Contract.

Party A: China Finance Online (Beijing) Co., Ltd.

(Seal)

/s/ [COMPANY SEAL]
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Signature of Authorized representative
Date: May 24, 2006


Party B: Wang Jun


/s/ Wang Jun
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Date: May 24, 2006